Exhibit 10.29

ACCELERATION AGREEMENT

This Acceleration Agreement (the “Agreement”) is entered into as of ________, 2005 (the “Effective Date”), by and between ________ (the “Optionee”) and ESS Technology, Inc., a California corporation (the “Company”).

1.	Definitions. The following definitions shall apply for all purposes under this Agreement:

     (a) Acceleration Event. “Acceleration Event” means the occurrence of any of the following events on or after the Effective Date:

(i)	with respect to Covered Options granted under the 1995 Plan or the 1997 Plan, a Change in Control; or

(ii)	with respect to all Covered Options, the Optionee’s death.

     (b) Change in Control. “Change in Control” means:

(i)	the occurrence of any of the events described in Section 18.1 of the 1995 Plan for Covered Options granted thereunder; or

(ii)	a “Change of Control” as defined in Section 2(f) of the 1997 Plan for Covered Options granted thereunder.

     (c) Covered Option. “Covered Option” means any stock option granted to the Optionee pursuant to one of the Covered Plans, whether such stock option was granted before, on, or after the Effective Date.

     (d) Covered Plans. “Covered Plans” means the 1995 Equity Incentive Plan (as amended and restated January 25, 2003) (the “1995 Plan”), the ESS Technology, Inc. 1995 Directors Stock Option Plan (as amended and restated November 23, 2004) (the “1995 Directors Plan”), or the ESS Technology, Inc. 1997 Equity Incentive Plan (as amended and restated April 26, 2003) (the “1997 Plan”).

2.	Benefits.

     (a) Acceleration. Notwithstanding anything to the contrary in the Covered Plans or applicable stock option agreements, the vesting schedule for all Covered Options that are outstanding as of the date of an Acceleration Event shall be accelerated to provide that all such Covered Options shall be immediately vested and exercisable in full.

     (b) Conditions. All benefits provided under this Section 2 are conditioned on (i) the Optionee’s continuing compliance with this Agreement, any employment agreement and the Company’s policies and by-laws, and (ii) the Optionee’s execution of a general release of all claims in a form prescribed by the Company.

     (c) Excise Taxes. In the event that any benefit received by Optionee pursuant to this Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), then Optionee shall be entitled to either the full amount of the benefits or such lesser amount that would result in no portion of the benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by Optionee, on an after-tax basis, of the greater benefit. Unless the Company and Optionee agree otherwise in writing, any calculation required under this Section 2(c) shall be made in writing by independent public accountants agreed to by the Company and Optionee, whose calculation shall be conclusive and binding upon the Company and Optionee for all purposes. The Company and Optionee shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 2(c). All fees and expenses of the accounting firm shall be borne solely by the Company.

3.	Successors.

     (a) Company’s Successors. Any successor to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), shall be obligated to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.

     (b) Optionee’s Successors. This Agreement and all rights of the Optionee hereunder shall inure to the benefit of, and be enforceable by, the Optionee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4.	Miscellaneous Provisions.

     (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Optionee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

     (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Optionee and by an authorized officer of the Company (other than the Optionee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Whole Agreement. This Agreement contains all the legally binding understandings and agreements between Optionee and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. Any and all stock option agreements regarding the Covered Options are hereby modified and amended as necessary to comport with this Agreement. To the extent that any such stock option agreement is inconsistent with this Agreement or conflicts with this Agreement, then the terms of this Agreement shall control.

     (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

     (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (f) No Assignment. The rights of the Optionee to benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

     (g) Retention Rights. This Agreement does not give the Optionee the right to be retained by the Company in any capacity. The Company reserves the right to terminate Optionee’s engagement at any time and for any reason.

5.	Term of Agreement. This Agreement shall continue in effect until the Company shall have given the Optionee written notice of cancellation. This Agreement shall terminate automatically in the event the Optionee ceases to provide services to Company prior to an Acceleration Event. Notwithstanding the foregoing, this Agreement shall remain effective if, in connection with an impending Change in Control, the Company terminates the Optionee’s engagement for any reason.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Optionee _______________________________________________ Company _______________________________________________
By:
As Its: